Exhibit 99.1

RUBY TUESDAY, INC. ANNOUNCES CHIEF EXECUTIVE OFFICER’S
INTENTION TO STEP DOWN; COMMENCES SEARCH FOR SUCCESSOR

Maryville, TN, June 6, 2012 – Ruby Tuesday, Inc. (NYSE: RT) announced today that Sandy Beall its Founder, President, Chief Executive Officer and Chairman of the Board has announced his intention to step down from management and the Board. A committee of the Board has been formed to oversee the succession process and to identify the next chief executive to lead the Company into the future.  The committee plans to retain an executive search firm and begin a search process immediately.  Beall will continue to serve as CEO, President and Chairman of the Board until the completion of the selection process and a successor is named.

This year will complete the Company’s fortieth fiscal year. Beall opened the first Ruby Tuesday restaurant in 1972 in Knoxville, Tennessee near the campus of the University of Tennessee. The concept subsequently grew to 16 restaurants at which time it was acquired by Morrison Restaurants, Inc. During the following years, the chain grew to over 300 restaurants. In a spin-off transaction that occurred in 1996, Morrison Restaurants changed its name to Ruby Tuesday, Inc., and today, under Beall’s leadership, the Company owns and operates 740 Ruby Tuesday restaurants and franchises 85 restaurants. The company also owns and operates the fast-casual dining concept Lime Fresh Mexican Grill and the casual dining concept Marlin & Ray’s. The Company currently employs over 30,000 team members.

“After 40 years with Ruby Tuesday, I look forward to taking some time off and to pursuing personal ventures,” said Sandy Beal. “We have plans in place to strengthen the Ruby Tuesday brand, grow our emerging brands and have a capital structure that allows our team to execute on our plans to create value for our shareholders.  It has been my honor and pleasure to lead this great brand and team over the past 40 years. It’s been a wonderful experience in so many ways.  I look forward to working with the Board to ensure a smooth transition.”

“All of us at Ruby Tuesday are extremely grateful to Sandy for his many years of energetic and creative leadership which has created the company we are today, and we all wish him well,” said James Haslam, Lead Director of the Board.  “The Board looks forward to embarking on the process of identifying an experienced and capable new chief executive to lead Ruby Tuesday and its senior executive team.”